UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 6, 2006

WILSON BROTHERS USA, INC.
(Exact name of registrant as specified in its charter)

Illinois	000-51095	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1072 U.S. Highway 175
Kaufman, Texas	75142
(Address of principal executive offices)	(Zip Code)

(972) 962-5484
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by Wilson Brothers USA, Inc. (the “Company”) on November 30, 2005 (the “Prior Report”), Numo Manufacturing, Inc. (“Numo”), a wholly-owned subsidiary of the Company, and FCC, LLC, d/b/a First Capital (“First Capital”) entered into a Loan and Security Agreement (the “Bank Loan Agreement”) and related documents, establishing a $3,500,000 revolving line of credit and a $250,000 term loan (the “Senior Indebtedness”). On January 6, 2006, as a result of the consummation of a separate loan transaction described in the Company’s Current Report on Form 8-K filed with the SEC on December 21, 2005, Numo and First Capital entered into the First Amendment to Loan and Security Agreement (the “Bank Loan Amendment”), pursuant to which the parties extended the termination date of the Bank Loan Agreement and established certain additional financial ratio covenants applicable to the Senior Indebtedness. The Company and certain other subsidiaries of the Company (the “Affiliates”) also entered into separate Security Agreements, each dated as of January 6, 2006, pursuant to which each granted and pledged to First Capital a security interest in all of its right, title and interest in, to and under its property. In addition, on January 6, 2006, the Affiliates each executed unconditional guarantees of Numo's obligations to First Capital. These guarantees are in addition to the unconditional guarantees provided by the Company and its Chief Executive Officer and Chief Financial Officer upon the Company’s execution of the Bank Loan Agreement, which are also described in the Prior Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSON BROTHERS USA, INC.

Date: January 12, 2006	By:	/s/ James R. Emmons
James R. Emmons
Chief Accounting Officer